SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

inTEST Corporation
(Name of Registrant as Specified In Its Charter)

____________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies: ______________________________________
	(2)	Aggregate number of securities to which transaction applies: ______________________________________
(3)

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______________________________________

	(4)	Proposed maximum aggregate value of transaction: ______________________________________
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(4)	Date Filed: ______________________________________

inTEST CORPORATION
7 Esterbrook Lane
Cherry Hill, New Jersey 08003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2003

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of inTEST Corporation will be held at our offices,
7 Esterbrook Lane, Cherry Hill, New Jersey, on Wednesday, June 11, 2003, at 10:00 A.M. Eastern Daylight Time, to consider and vote on the following matters described in the accompanying Proxy Statement:

1.	Election of the members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2.	Ratification of the appointment by the Board of Directors of KPMG LLP as our independent auditors for the year ending December 31, 2003; and
3.	Such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors has fixed April 25, 2003, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

/s/ Hugh T. Regan, Jr.
Hugh T. Regan, Jr.
Secretary

May 12, 2003

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, date, sign and mail your proxy card promptly in order that the necessary quorum may be represented at the meeting. If your shares are held in a brokerage account or by another nominee record holder, please be sure to mark your voting choices on the voting instruction card that accompanies this proxy statement. The enclosed envelope requires no postage if mailed in the United States.

 [inTEST LETTERHEAD]

May 12, 2003

Dear Stockholder:

Another proxy season is upon us, and we are pleased to be able to provide you with enhancements that offer you added convenience as well as an opportunity to help your company control costs when you vote your shares.

In particular, we are pleased to offer you three ways to vote your proxy. Of course, you may continue to vote by paper, as you have in the past. But some of you wanted to have the added convenience of voting by telephone and the Internet, and we are now able to offer you those voting methods as well. We are sure most of you are aware of how convenient telephone and on-line voting can be. However, we are surprised to learn how much more affordable they are for your company as well. For example, if you return your paper vote through regular mail, the approximate cost to your company is 50 cents. However, if you choose to vote by dialing the toll-free telephone number or on-line via the Internet, the approximate cost to inTEST is just 18 cents. Directions are printed on the enclosed proxy card for whichever method you would like to choose.

Thank you for your continued support of inTEST Corporation.

Sincerely yours,

/s/Hugh T. Regan, Jr.
Hugh T. Regan, Jr.
Secretary

inTEST CORPORATION
7 Esterbrook Lane
Cherry Hill, New Jersey 08003

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2003

This proxy statement and the enclosed proxy card are intended to be sent or given to stockholders of inTEST Corporation on or about May 12, 2003, in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2003 Annual Meeting of Stockholders, to be held on Wednesday, June 11, 2003, at 10:00 A.M. Eastern Daylight Time, at our offices, 7 Esterbrook Lane, Cherry Hill, New Jersey.

The following questions and answers present important information pertaining to the meeting:
Q:	Who is entitled to vote?	Q:	How does the board recommend that I vote on each proposal?
A:	Stockholders of record as of the close of business on April 25, 2003 may vote at the annual meeting.	A:	The board recommends a vote FOR each board nominee and FOR the ratification of our independent auditors.

Q:	How many shares can vote?	Q:	How do I vote my shares?
A:

There were 8,324,357 shares issued and outstanding as of the close of business on April 25, 2003 (excluding shares held by one of our subsidiaries which may not be voted or counted towards a quorum). Every stockholder may cast one vote for each share owned.

A:

The answer depends on whether you own your inTEST shares directly (that is, you hold stock certificates that show your name as the registered stockholder) or if your shares are held in a brokerage account or by another nominee holder.

Q: A:

What may I vote on?
You may vote on the following items:

  the election of seven directors who have been nominated to serve on our board of directors;

  ratification of the appointment by the Board of Directors of KPMG LLP as our independent auditors for the year ending December 31, 2003; and

  any other business that is properly presented at the meeting.
If you own inTEST shares directly: your proxy is being solicited directly by us, and you can vote by paper, telephone or Internet, or you can vote in person if you attend the meeting.

If you vote by paper, please do the following: (1) sign and date the enclosed proxy card, (2) mark the boxes indicating how you wish to vote, and (3) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares FOR each of the nominees named on the proxy card, FOR the one proposal submitted to the stockholders for approval and in their discretion on all other matters.

Q:	Will any other business be presented for action by stockholders at the meeting?
A:

Management knows of no business that will be presented at the meeting other than that which is set forth in this proxy statement. If any other matter properly comes before the meeting, the persons named in the accompanying proxy card intend to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

If you vote by telephone or over the Internet, you will find instructions on the enclosed proxy card that you should follow. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Q:	How do I vote my shares? (Continued)	Q:	How many shares do the directors and officers of inTEST beneficially own, and how do they plan to vote their shares?

If you hold your inTEST shares through a broker, bank or other nominee: you will receive a voting instruction card directly from the nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. You may also be able to vote by telephone or via the Internet. Please refer to the instructions provided with your voting instruction card for information about voting in these ways.

A:

Directors and executive officers, who, as of April 25, 2003, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following April 25, 2003) of approximately 26% of our outstanding common stock, are expected to vote, or direct the voting of their shares, in favor of the election of the nominees for director and the ratification of the appointment of our independent auditors.

		Q:	Who will count the votes?
	If you hold your shares through a nominee and want to vote at the meeting: you must obtain a "legal proxy" from the nominee recordholder authorizing you to vote at the meeting.	A:	Our transfer agent will count the votes cast by proxy. The Assistant Secretary of inTEST will count the votes cast in person at the meeting and will serve as the Inspector of Election.
Q:	What if I want to change my vote or revoke my proxy?	Q:	What is the effect if I abstain or withhold my vote?
A: Q:

A registered stockholder may change his or her vote or revoke his or her proxy, at any time before the meeting by notifying our corporate secretary, Hugh T. Regan, Jr., in writing, that you revoke your proxy. You may then vote in person at the meeting or submit a new proxy card. You may contact our Transfer Agent to get a new proxy card. We will count your vote in accordance with the last instructions we receive from you, whether they are received by Internet or telephone or by paper. If you hold your shares through a broker, bank or other nominee and wish to change your vote, you must follow the procedures required by your nominee.

What is a quorum?

A: Q:

Withheld votes will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a "no" vote on the ratification of the appointment of our independent auditors.

What is the effect if I fail to give instructions to my broker?

A:

If your shares are held by a nominee recordholder and you sign but do not give instructions on the voting instruction card, your nominee recordholder may not have authority to vote your shares on all proposals. If a bank, broker or other nominee holding shares on behalf of a stockholder does not receive voting instructions from the stockholder by a specified date before the meeting, and does not have discretionary authority to vote the shares on one or more proposals, the shares will not be voted for those proposals. This is called a broker non-vote.

Generally, banks, brokers and other nominees have discretionary authority to vote shares on matters that are deemed routine. All of the proposals submitted to the stockholders at this meeting are considered routine matters. Therefore, brokers, banks and other nominees will have discretion to vote on all the proposals without instructions from the stockholder, so your shares will be voted in favor of the election of the nominees for director and the ratification of the appointment of our independent auditors.

A:

The presence at the meeting (in person or by proxy) of a majority of the shares entitled to vote at the meeting constitutes a quorum. A quorum must be present at the meeting in order to convene the meeting.

Q:	How will directors be elected?
A: Q:

A plurality of the votes cast at the meeting is required for the election of directors.

What vote is required to ratify the appointment of KPMG LLP as the independent auditors for the year ending December 31, 2003?

A:	To ratify the appointment, a majority of the shares of stock that are present in person or by proxy and entitled to vote at the meeting must be voted in favor of the ratification.	Q: A:	Who can attend the meeting? All stockholders are invited to attend the meeting.

Q:	Do the directors and officers of inTEST have an interest in the matters to be voted on?	Q:	Are there any expenses associated with collecting the stockholder votes?
A:

Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on, except that our non-employee directors will receive compensation for such service as described elsewhere in this proxy statement under the heading "Director Compensation."

A:

We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes from stockholders at this time. Officers and other employees of inTEST may solicit proxies in person or by telephone but will receive no special compensation for doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 25, 2003 (except where otherwise noted) by:

    each of our Named Executive Officers;
    each of our directors whose nomination is described herein;
    all directors whose nomination is described herein and executive officers as a group; and
    each stockholder known by inTEST to own beneficially more than 5% of our common stock.

Percentage ownership in the following table is based on 8,324,357 shares of common stock outstanding as of April 25, 2003 (excluding shares held by one of our subsidiaries which may not be voted or counted towards a quorum). We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by any person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable by June 24, 2003 to be outstanding. However, we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.
Name of Beneficial Owner	Shares Beneficially Owned As of Apr. 25, 2003	Percent of Class (Approx.)
Directors and Named Executive Officers:
Alyn R. Holt (1)(2)	1,532,556	18.4%
Robert E. Matthiessen (3)	123,919	1.5%
Daniel J. Graham (4)	238,260	2.9%
Steve G. Radakovich (5)	8,700	*
Hugh T. Regan, Jr. (6)	77,100	*
Richard O. Endres (7)	74,497	*
Stuart F. Daniels, Ph.D. (8)	26,282	*
Gregory W. Slayton (9)	24,000	*
James J. Greed, Jr. (10)	6,000	*
All directors and executive officers as a group (11 individuals) (11)	2,219,991	26.0%
Five Percent Stockholders:
Wellington Management Company, LLP (12)	872,700	10.5%
FMR Corp. (13)	868,000	10.4%
Hakuto Co., Ltd. (14)	646,311	7.8%
Douglas W. Smith (15)	573,750	6.9%
Wasatch Advisors, Inc. (16)	472,650	5.7%

_________________
* Denotes less than one percent of class.
(1)	The address of the stockholder is: c/o inTEST, 7 Esterbrook Lane, Cherry Hill, New Jersey 08003.

(2)

Includes 200,000 shares owned by The Alyn R. Holt Trust f/b/o Kristen Holt Thompson, 115,000 shares owned by The Holt Charitable Remainder Trust and 24,000 shares owned by The Alyn R. Holt Year 2001 Irrevocable Trust. Excludes 150,427 shares owned by Mr. Holt's spouse. Mr. Holt disclaims beneficial ownership of the shares owned by his spouse.

(3)

Excludes 61,618 shares owned by Mr. Matthiessen's spouse. Mr. Matthiessen disclaims beneficial ownership of the shares owned by his spouse. Includes 62,500 shares subject to options exercisable by June 24, 2003.

(4)

Excludes 84,000 shares owned by Mr. Graham's spouse, 9,300 shares owned by Mr. Graham's adult child who resides in the same household with Mr. Graham, and 6,500 shares held in trust for the benefit of Mr. Graham's minor child. Mr. Graham disclaims beneficial ownership of the shares owned by his spouse and children.

(5)	Includes 8,000 shares subject to options exercisable by June 24, 2003.

(6)	Includes 71,000 shares subject to options exercisable by June 24, 2003.

(7)

Includes 700 shares held by a corporation of which Mr. Endres is a stockholder and over which Mr. Endres shares investment control. Excludes 10,000 shares owned by Mr. Endres' spouse. Mr. Endres disclaims beneficial ownership of the shares owned by his spouse.

(8)	Includes 15,000 shares subject to options exercisable by June 24, 2003.

(9)	Includes 5,000 shares subject to options exercisable by June 24, 2003.

(10)	Includes 5,000 shares subject to options exercisable by June 24, 2003.

(11)	Includes 228,500 shares subject to options exercisable by June 24, 2003.

(12)

According to a Schedule 13G/A filed with the SEC on January 10, 2003, as of December 31, 2002, Wellington Management Company, LLP, in its capacity as investment adviser and as a parent holding company of Wellington Trust Company, NA, a wholly-owned subsidiary of Wellington Management Company, LLP and a bank as defined in Section 3(a)(6) of the Exchange Act, may be deemed to beneficially own the 872,700 shares which are held of record by its clients. The principal business offices of Wellington Management Company, LLP and Wellington Trust Company, NA are located at 75 State Street, Boston, MA 02109.

(13)

According to a Schedule 13G/A filed with the SEC on December 10, 2002, as of November 30, 2002, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., reported that it is the beneficial owner of the 868,000 shares as a result of acting as investment adviser to Fidelity Low Priced Stock Fund, an investment company registered under Section 8 of the Investment Company Act of 1940 that owns the 868,000 shares. The address or principal business office of each of Fidelity Management & Research, FMR and Fidelity Low Priced Stock Fund is 82 Devonshire Street, Boston MA 02109. Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson, a director of FMR, and other members of the Edward C. Johnson 3d family and trusts for their benefit, through their ownership of voting common stock of FMR and the execution of a stockholders' voting agreement, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Edward C. Johnson 3d, Fidelity Management & Research, FMR (through its control of Fidelity Management & Research) and Fidelity Low Priced Stock Fund each has sole power to dispose of the shares. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned by Fidelity Low Priced Stock Fund, which power resides with, and is directed by, the Board of Trustees of Fidelity Low Priced Stock Fund.

(14)

According to a Schedule 13G filed with the SEC on October 7, 2002, as of September 25, 2002, Hakuto Co. Ltd., a Japanese corporation, reported ownership of 646,311 shares of inTEST common stock. The principal business office of Hakuto Co. Ltd. is 1-1-13 Shinjuku, Shinjuku-ku, Tokyo 160, Japan.

(15)	The address of the stockholders is: P.O. Box 868, Menlo Park, CA 94026.

(16)

According to a Schedule 13G filed with the SEC on February 14, 2003, as of December 31, 2002, Wasatch Advisors, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, reported that it is the beneficial owner of 472,650 shares of inTEST common stock. The principal business office of Wasatch Advisors, Inc. is located at 150 Social Hall Avenue, Salt Lake City, Utah 84111.

ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors shall consist of not less than five (5) directors, as determined by the Board of Directors, and that each director shall hold office until the next Annual Meeting of Stockholders and until a successor shall be duly elected and qualified. In April 2003, Douglas W. Smith resigned as a director, and the number of directors constituting the entire Board was reduced to seven directors.

At the meeting, seven directors are to be elected to serve until the 2004 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Listed below are the seven nominees for director. The persons designated as proxies in the accompanying proxy card intend to vote "FOR" each such nominee, unless a contrary instruction is indicated on the proxy card. If for any reason any such nominee should become unavailable for election, the persons designated as proxies in the proxy card may vote the proxy for the election of a substitute designated by our management, unless a contrary instruction is given on the proxy card. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed their intention to serve the entire term for which election is sought.

The names of the persons presently serving as directors, each of whom has been nominated for re-election, are listed below, together with their ages and certain other information as of April 25, 2003.

Name	Age	Position
Alyn R. Holt	65	Chairman
Robert E. Matthiessen	58	President, Chief Executive Officer and Director
Daniel J. Graham	57	Vice Chairman, Executive Vice President and Director
Richard O. Endres	77	Director
Stuart F. Daniels, Ph.D	62	Director
Gregory W. Slayton	43	Director
James J. Greed, Jr.	64	Director

Biographical and Other Information Regarding inTEST's Directors

Alyn R. Holt is our co-founder and has served as Chairman since our inception in September 1981. Mr. Holt served as our Chief Executive Officer from September 1981 to August 1998.

Robert E. Matthiessen was elected our Chief Executive Officer in August 1998. He was elected our President and a director in February 1997. Mr. Matthiessen served as our Chief Operating Officer from December 1997 to August 1998. Prior to that, Mr. Matthiessen served as Executive Vice President since joining us in October 1984.

Daniel J. Graham was elected our Executive Vice President in October 2001. Mr. Graham was elected our Vice Chairman in October 1998. Mr. Graham is a co-founder and has served as a director since June 1988. Mr. Graham served as our Senior Vice President from June 1988 until October 2001.

Richard O. Endres has served as our director since April 1982. Since 1976, he has served as President of VRA, Inc., which provides business planning and financial services for technology based companies.

Stuart F. Daniels, Ph.D. is our co-founder and served as our Vice President and a director in 1982 and was reappointed as a director in April 1997. In March 1996, Dr. Daniels founded The Daniels Group, which is engaged in technology assessment, protection and commercialization consulting. From 1980 to December 1995, Dr. Daniels held several management positions with Siemens Corporation and its subsidiaries.

Gregory W. Slayton has served as our director since August 1998. Since June 1997, Mr. Slayton has been Managing Director of Slayton Capital, a high technology private equity firm. From September 2001 to December 2002, Mr. Slayton was the Chairman of ClickAction, Inc., formerly a publicly traded company that develops email marketing automation solutions. From December 1997 to September 2001, Mr. Slayton was the President, Chief Executive Officer and a director of ClickAction, Inc. From December 1995 to July 1997, Mr. Slayton was President, Chief Operating Officer and a director of ParaGraph International, a privately held Internet tools company. Mr. Slayton is also a director of Quantum Corporation, a publicly traded manufacturer of hard disk drives and related products and served as a director, until February 2001, of Net Creations, Inc., formerly a publicly traded company.

James J. Greed, Jr. has served as our director since our acquisition of Temptronic in March 2000. From April 1991 to December 1999, Mr. Greed was President of VLSI Standards, Inc., a leading supplier of calibration standards to the semiconductor and related industries. Following his retirement from VLSI, Mr. Greed founded Foothill Technology, a consulting firm, and has served as its President since its inception. Hakuto Co. Ltd. of Japan, the parent company of Hakuto America Holdings, Inc. and one of our principal stockholders, has been a client of Foothill Technology. From July 1992 through December 1999, Mr. Greed also served on the board of directors of Semiconductor Equipment and Materials International ("SEMI"), an international trade association, serving as chairman for the 1996-1997 term and chairman of its International Standards Committee since 1994. In January 2000, SEMI engaged Mr. Greed to coordinate an effort by semiconductor equipment manufacturers to develop a coordinated international assessment of, and response to, the recently published International Technology Roadmap for Semiconductors.

Committees of the Board of Directors

Our Board of Directors has three standing Committees: an Executive Committee, an Audit Committee and a Compensation Committee. During the year ended December 31, 2002, the Board of Directors held a total of six meetings.

The Executive Committee is responsible for those duties delegated to it by the Board of Directors. The Executive Committee consists of Alyn R. Holt, Robert E. Matthiessen and Daniel J. Graham. The Executive Committee did not meet during 2002.

The Audit Committee is responsible for the oversight of the work performed by our independent auditors. The Audit Committee consists of Richard O. Endres, Chairman, Gregory W. Slayton and James J. Greed, Jr. The Audit Committee held three meetings during 2002.

The Compensation Committee makes determinations concerning salaries and incentive compensation for our executive officers and administers our 1997 Stock Plan with respect to key employees and other option agreements. The Compensation Committee consists of Stuart F. Daniels, Ph.D., Chairman, Richard O. Endres, Alyn R. Holt, Gregory W. Slayton and James J. Greed, Jr. The Compensation Committee held three meetings during 2002.

Each of the directors attended at least 75% of the aggregate number of meetings of the Board and meetings of any committee of which he is a member which were held during the time in which he was a director or a committee member, as applicable.

Director Compensation

We pay non-employee directors a quarterly retainer of $2,500, a fee of $2,000 per board meeting and a fee of $1,000 per committee meeting that falls on a day other than a board meeting. As a result of the severe downturn in the semiconductor industry, we implemented cost containment efforts during 2001, which included a 50% reduction in Board retainer and meeting fees effective July 19, 2001. In addition, we reimburse non-employee directors' travel expenses and other costs associated with attending board or committee meetings. We do not pay additional cash compensation to our officers for their service as directors. However, officers who serve as directors of our foreign subsidiaries receive compensation as approved each year by such subsidiary's Board of Directors. Dr. Daniels also provides us with consulting services relating to intellectual property matters. In connection with such services, Dr. Daniels was paid fees totaling approximately $58,000 during 2002. Three of our directors also participated in the option exchange program discussed below under the heading "Stock Options." In particular, Dr. Daniels, Mr. Greed and Mr. Slayton each exchanged options to purchase 10,000 shares of our common stock.

Recommendation

The Board of Directors recommends a vote "FOR" the re-election of each of the nominees to the Board of Directors named above.

EXECUTIVE OFFICERS OF inTEST

Our executive officers and their ages as of April 25, 2003 are as follows:
Name	Age	Position
Alyn R. Holt	65	Chairman
Robert E. Matthiessen	58	President, Chief Executive Officer and Director
Hugh T. Regan, Jr.	43	Secretary, Treasurer and Chief Financial Officer
Steve G. Radakovich	55	Vice President, Operations and Chief Operating Officer
Daniel J. Graham	57	Vice Chairman, Executive Vice President and Director
Jack R. Edmunds	62	Vice President, Supply Line Management
Jerome R. Bortnem	50	Vice President, Sales and Marketing

Biographical and Other Information Regarding the Executive Officers of inTEST

Executive officers are appointed by the Board of Directors. Each executive officer is appointed to serve until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his election and until his successor is elected and qualified.

Alyn R. Holt. See "Election of Directors."

Robert E. Matthiessen. See "Election of Directors."

Hugh T. Regan, Jr. has served as our Treasurer and Chief Financial Officer since joining us in April 1996 and was elected Secretary in December 1999. From 1985 to April 1996, Mr. Regan served in various financial capacities for Value Property Trust, a publicly traded real estate investment trust, including Vice President of Finance from 1989 to September 1995 and Chief Financial Officer from September 1995 until April 1996.

Steve G. Radakovich has served as our Chief Operating Officer since October 2001, and as our Vice President, Operations, since January 2001. From December 1999 through December 2000, Mr. Radakovich provided us with consulting services relating to operations. Mr. Radakovich served as Operations Director for Everett Charles Technology, a designer and manufacturer of connectors and test equipment for various industries, from September 1997 to November 1999. Everett Charles Technology is a subsidiary of Dover Corporation, a publicly traded company. Mr. Radakovich served as Chief Operating Officer of ESH, Inc., a designer and manufacturer of final test interface products for the semiconductor industry, from January 1988 through August 1997.

Daniel J. Graham. See "Election of Directors."

Jack R. Edmunds has served as our Vice President, Supply Line Management, since January 2001, as Vice President, Operations, from October 1998 to January 2001, and as Director of Operations from September 1987 to October 1998.

Jerome R. Bortnem has served as our Vice President, Sales and Marketing, since August 1998, and as Western Regional Sales Manager from August 1993 to August 1998.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the compensation we paid for services rendered during the years ended December 31, 2002, 2001, and 2000, to our Chief Executive Officer and our four other most highly compensated executive officers who were serving as such at December 31, 2002. These officers are referred to elsewhere in this proxy statement as our "Named Executive Officers."

Summary Compensation Table
		Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation		Securities Underlying Options (#)	All Other Compensation

Alyn R. Holt Chairman	2002 2001 2000	$239,530 252,250 256,100	$ -- -- --		$7,440 6,800 6,375	(1) (1) (1)	-- -- --	$22,451 30,250 47,282	(2) (2) (2)

Robert E. Matthiessen President, Chief Executive Officer and Director	2002 2001 2000	$207,744 210,138 207,270	$ -- -- 120,059	(5)	$7,440 6,800 6,375	(3) (3) (3)	-- -- 125,000	$35,958 61,882 81,081	(4) (4) (4)

Daniel J. Graham Vice Chairman, Executive Vice President and Director	2002 2001 2000	$169,989 175,669 174,084	$ -- -- 49,550	(5)	$10,469 9,569 8,970	(6) (6) (6)	-- -- --	$3,830 4,254 6,896	(7) (7) (7)

Steve G. Radakovich Vice President, Operations and Chief Operating Officer	2002 2001	$155,503 143,401	$ -- --		$7,440 5,712	(8) (8)	-- 40,000	$ 3,819 45,051	(9) (9)

Hugh T. Regan, Jr. Treasurer, Secretary and Chief Financial Officer	2002 2001 2000	$155,003 158,904 155,340	$ -- -- 30,000	(5)	$7,440 6,800 6,375	(10) (10) (10)	-- -- 50,000	$3,567 3,488 6,001	(11) (11) (11)

_______________________
(1)	Represents $7,440, $6,800 and $6,375 for group health insurance for Mr. Holt in 2002, 2001, and 2000, respectively.

(2)

Includes $1,265, $2,678, and $4,636 for premiums paid on life insurance for Mr. Holt in 2002, 2001 and 2000, respectively; $2,067, $1,272, and $4,750 for matching contributions to Mr. Holt's 401(k) Plan account in 2002, 2001, and 2000, respectively; $19,119, $26,300 and $37,896 for serving as a director of inTEST Kabushiki Kaisha in 2002, 2001 and 2000 respectively.

(3)	Represents $7,440, $6,800 and $6,375 for group health insurance for Mr. Matthiessen in 2002, 2001, and 2000, respectively.

(4)

Includes $1,265, $1,279, and $1,279 for premiums paid on life insurance for Mr. Matthiessen in 2002, 2001, and 2000, respectively; $3,045, $1,965, and $4,750 for matching contributions to Mr. Matthiessen's 401(k) Plan account in 2002, 2001, and 2000, respectively; $31,648, 58,638 and $75,052 for serving as a director of inTEST Limited, inTEST Kabushiki Kaisha and inTEST PTE Ltd in 2002, 2001 and 2000, respectively.

(5)	Paid in 2001.

(6)	Represents $10,469, $9,569 and $8,970 for group health insurance for Mr. Graham in 2002, 2001, and 2000, respectively.

(7)

Includes $1,244, $1,736 and $2,146 for premiums paid on life insurance for Mr. Graham in 2002, 2001, and 2000, respectively; and $2,586, $2,518 and $4,750 for matching contributions to Mr. Graham's 401(k) Plan account in 2002, 2001, and 2000, respectively.

(8)	Represents $7,440 and $5,712 for group health insurance for Mr. Radakovich in 2002 and 2001, respectively.

(9)

Includes $1,217 for premiums paid on life insurance and $2,602 for matching contributions to Mr. Radakovich's 401(k) Plan account in 2002. Includes $44,000 of consulting fees paid to Mr. Radakovich in 2001 for services rendered in 2000 and 2001 prior to commencing employment with us; and $1,051 for premiums paid on life insurance for Mr. Radakovich in 2001.

(10)	Represents $7,440, $6,800 and $6,375 for group health insurance for Mr. Regan in 2002, 2001 and 2000, respectively.

(11)

Includes $1,216, $1,264 and $1,251 for premiums paid on life insurance for Mr. Regan in 2002, 2001 and 2000, respectively; and $2,351, $2,224 and $4,750 for matching contributions to Mr. Regan's 401(k) Plan account in 2002, 2001 and 2000, respectively.

Stock Options

During the year ended December 31, 2002, we did not grant any stock options to the Named Executive Officers. However, on August 16, 2002, we commenced a voluntary stock option exchange program for certain of our outstanding options. Several of our Named Executive Officers and Directors along with other of our employees were eligible to participate in the exchange. Under the program, participants were given the right to forfeit certain outstanding stock options previously granted to them at an exercise price greater than or equal to $9.5625 per share, in exchange for the right to receive a new option to buy shares of our common stock to be granted on February 24, 2003. In total, 340,000 stock options were cancelled on August 23, 2002 as a result of this program, and 340,000 stock options were granted on February 24, 2003. The exchange program did not result in any compensation charges or variable option plan accounting, as it was designed to comply with Interpretation No. 44, Accounting for Certain Transactions Involving Stock-Based Compensation ("FIN No.44"). The new options had an exercise price equal to the fair market value of our common stock on the new grant date ($3.04), so no compensation expense was recorded as a result of the issuance of the new options.

Exercise of Stock Options and Option Values

The following table sets forth information regarding the exercise of stock options and the value of any unexercised stock options of each of our Named Executive Officers who exercised or held options during the fiscal year ended December 31, 2002:

Aggregated Option Exercises in 2002 and December 31, 2002 Option Values
	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options At 12/31/02		Value of Unexercised In-the-Money Options At 12/31/02(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert E. Matthiessen	0	$0	0(2)	0(2)	$ 0	$ 0
Hugh T. Regan, Jr.	0	$0	46,000(2)	4,000(2)	$ 8,640	$ 2,160
Steve G. Radakovich	0	$0	8,000	32,000	$ 14,400	$ 57,600
__________________
(1)

Based upon the closing price for our common stock as reported on the Nasdaq National Market System on December 31, 2002 of $4.79 less the exercise price. Value of unexercised in-the-money options does not reflect the value of any stock options where the exercise price is greater than, or equal to, the closing price of our common stock on December 31, 2002.

(2)	Mr. Matthiessen was issued 125,000 options and Mr. Regan was issued 50,000 options on February 24, 2003 pursuant to the option exchange program described above.

Repricing of Options

The following table sets forth certain information concerning the repricing of options held by any executive officer during the last ten completed fiscal years:

Ten-Year Option Repricing Table
Name and Position	Date	Number of Securities Underlying Repriced Options	Market Price Of Stock at Time of Repricing	Exercise Price at Time of Repricing (per share)	New Exercise Price	Length of Original Option Term Remaining at Date of Repricing

Robert E. Matthiessen, President and Chief Executive Officer	2/24/03	125,000 (1)	$3.04	$10.00	$3.04	7.5 years

Hugh T. Regan, Jr., Secretary, Treasurer and Chief Financial Officer	6/30/98 2/24/03	30,000 50,000 (1)	$6.00 $3.04	$ 7.50 $10.00	$6.00 $3.04	9.0 years 7.5 years

Jerome R. Bortnem Vice President of Sales and Marketing	6/30/98 2/24/03	10,000 40,000 (1)	$6.00 $3.04	$ 7.50 $10.00	$6.00 $3.04	9.0 years 7.5 years

_________________
(1) These options were issued six months and a day after the cancellation of a like number of options in    accordance with FIN No. 44 as described above under the heading "Stock Options."

Stock Performance Graph

The following graph shows a comparison of cumulative total returns during the period commencing on December 31, 1997, and ending on December 31, 2002, for us, the Nasdaq Market Composite Index and a composite index (the "Peer Group Index") of public companies engaged in manufacturing back-end automatic test equipment. The companies included in the Peer Group Index consist of Aehr Test Systems, Aetrium, Incorporated, Cohu, Inc., Credence Systems Corporation, Electroglas, Inc., LTX Corporation, Micro Component Technology, Inc. and Teradyne, Inc. The comparison assumes $100 was invested on December 31, 1997 in our common stock and in each of the foregoing indices and assumes the reinvestment of all dividends, if any.

[CHART EXCLUDED]
	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
inTEST Corporation	$100.00	$117.86	$257.14	$ 91.07	$ 72.86	$68.43
NASDAQ Market Composite Index	$100.00	$140.99	$262.00	$157.59	$125.05	$85.83
Peer Group Index	$100.00	$107.49	$345.70	$193.12	$171.75	$73.35

The historical stock price performance of our common stock is not necessarily indicative of future performance.

Compensation Committee Report on Executive Officer Compensation and Repricing of Options

The Compensation Committee approves the compensation for all of our executive officers and acts on such other matters relating to their compensation as it deems appropriate. During 2002, the members of the Committee were Dr. Daniels and Messrs. Endres, Holt, Slayton and Greed. The Committee also administers, with respect to key employees, our stock option plan and determines the participants in such plan and the amount, timing and other terms and conditions of awards under such plan.

Compensation Philosophy and Objectives. The Committee is committed to the general principle that overall executive compensation should be commensurate with our performance and that of the individual executive officers, and that long-term incentives awarded to such executive officers should be aligned with the interests of our stockholders. The primary objectives of our executive compensation program are to attract and retain executive officers who will contribute to our long-term success, to reward the achievement of our desired goals, and to provide compensation opportunities that are linked to our performance and that directly link the interests of our executive officers with the interests of our stockholders.

Our executive compensation program provides a level of compensation opportunity that is competitive for companies in comparable industries and of comparable development, complexity and size and consists of three components: salary, bonus and long-term incentive compensation in the form of stock options. In determining compensation levels, the Committee considers a number of factors, including our performance, both separately and in relation to other companies within the semiconductor capital equipment industry, the individual performance of each executive officer, comparative compensation surveys concerning compensation levels and stock grants at other companies, our historical compensation levels and stock awards, and the overall competitive environment for executive officers and the level of compensation necessary to attract and retain key executive officers. Compensation levels may be greater or less than competitive levels in other companies within the semiconductor equipment industry based upon factors such as our annual and long-term performance and individual performance.

Salary. Our Chief Executive Officer proposes to the Committee the salaries of all executive officers after consideration of a variety of factors. The Committee considers these recommendations and its own assessments of these factors in making its final determination of each executive officer's base salary. During 2002, the principal factors considered by our Chief Executive Officer and the Committee were the current state of the industry, our operating losses and management's forecasts of our future operating results. In addition, we considered that all of our executive officers had taken reductions in base salary ranging from 20% to 30% during 2001. Based upon the foregoing, we determined that no change in the existing base salaries of our Chief Executive Officer and other executive officers was appropriate in 2002.

Bonus. In connection with setting the base salary for each executive officer, the Committee also determines the annual bonus formula or amount that will be paid to each executive officer. Generally, the annual bonus for executive officers whose efforts had a direct effect on our profitability, including the Chief Executive Officer, was based upon a percentage of our pre-tax profits, depending upon the individual's responsiblity. As a result of our operating losses in 2002, no bonuses were paid to executive officers relating to our performance in 2002.

Long-Term Incentive Compensation. The Committee periodically considers whether to grant awards under our stock option plan to specific executive officers based on factors including: the executive officer's position; his or her performance and responsibilities; the extent to which he or she already holds our equity; equity participation levels of comparable executive officers and key employees at other similar companies; and the executive officer's individual contribution to our overall performance. The plan does not provide any formula for weighing these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as the future anticipated performance and responsibilities of the executive officer in question.

No options were granted in 2002, however, we commenced a voluntary stock option exchange program for certain of our outstanding options. This program was offered to all option holders, including executive officers and directors, whose options had exercise prices greater than or equal to $9.5625 per share. As a result of the prolonged downturn in the semiconductor capital equipment industry and the impact this has had on the market price of our common stock, the exercise price of these options was significantly above market price and no longer offered the incentive that had originally been intended. Thus, participants were offered the opportunity to forfeit such old options in exchange for the right to receive new options six months and a day later, with the new option to have an exercise price equal to the fair market value on such future date of grant. The new options were granted in 2003 with an exercise price of $3.04. We believe that this exchange program is consistent with our goals of using long-term incentives as a means of promoting inTEST's long-term financial objectives.

In summary, it is the opinion of the Committee that the executive compensation program provides the necessary total remuneration package to properly align our performance and the interests of our stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Compensation Committee:
Stuart F. Daniels, Ph.D., Chairman
Richard O. Endres
James J. Greed, Jr.
Alyn R. Holt
Gregory W. Slayton

Change of Control Agreements

On April 17, 2001, we entered into Change of Control Agreements with Messrs. Matthiessen and Regan. These Change of Control Agreements provide that, upon termination of their employment with us without cause (as defined in the agreements) within two years following a change of control (as defined in the agreements), or termination by the executive officer for good reason (as defined in the agreements) within two years following a change of control, each is entitled to the following for a period of one year following termination:
a.	payment of base salary on the same basis paid immediately prior to termination;
b.

payment of any bonus the executive officer would otherwise be eligible to receive for the year in which the termination occurs and for that portion of the following year which falls within a period of one year following termination; and

c.	continuation of all fringe benefits the executive officer was receiving immediately prior to the termination.

Notwithstanding the above, the benefits under the Change of Control Agreements will be reduced to the extent that the payments would not be deductible by us (in whole or in part) under Section 280G of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Dr. Daniels, Chairman, and Messrs. Endres, Holt, Slayton and Greed. Mr. Holt is one of our executive officers. Dr. Daniels provides us with consulting services relating to intellectual property matters. In connection with such services, Dr. Daniels was paid fees totaling approximately $58,000 during 2002.

Audit Committee Report

During 2002, the Committee consisted of the following members of our Board of Directors: Richard O. Endres, Chairman, Gregory W. Slayton and James J. Greed, Jr. Each of the current members of the Committee is independent and financially literate as defined under the National Association of Securities Dealers' listing standards. The Committee operates pursuant to a written charter adopted by our Board of Directors which was included as an appendix to our proxy statement filed with the Securities and Exchange Commission on April 27, 2001.

The Committee has reviewed and discussed our audited consolidated financial statements with management. The Committee has discussed the matters required to be discussed by SAS 61 (Communication with Audit Committees) with KPMG LLP, our independent auditors. The Committee has received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from us and our subsidiaries) and has discussed with KPMG LLP their independence from us and our related entities.

Based on the review and discussions referenced above, the Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Committee:
Richard O. Endres, Chairman
Gregory W. Slayton
James J. Greed, Jr.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP has been our independent auditors since our incorporation in 1981. Our Board of Directors has selected KPMG LLP as our independent auditors for the current year. This appointment will be submitted to the stockholders for ratification at the meeting.

For the year ended December 31, 2002, we paid the following amounts to KPMG LLP:

Audit Fees:	$213,699
Financial Information Systems Design and Implementation Fees:	$ --
All Other Fees:	$219,278

"All Other Fees" represent fees paid for tax consultation and tax compliance services. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining KPMG LLP's independence.

A representative of KPMG LLP is expected to be present at the meeting. He will be given an opportunity to make a statement if he desires and will be available to respond to appropriate questions by stockholders. If the stockholders do not ratify the selection of this firm, the selection of another firm of independent auditors will be considered by the Board of Directors.

Notwithstanding the approval of this proposal by our stockholders, our Audit Committee may, in its discretion, direct appointment of a new accounting firm at any time during the year if it believes that such a change would be in our best interests. No such change is anticipated.

Recommendation

The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of KPMG LLP as our independent auditors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We paid fees totaling approximately $58,000 during 2002 for consulting services relating to intellectual property matters provided to us by Stuart F. Daniels, Ph.D., one of our directors.

Hakuto Co. Ltd., one of our principal stockholders, distributes some of our products in Japan. During 2002, our Temptronic subsidiary sold approximately $1.9 million in products to Hakuto and its subsidiaries for distribution. At December 31, 2002, Temptronic's accounts receivable included approximately $14,000 due from Hakuto. All sales to Hakuto were at market price and on customary terms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that, during 2002, all Section 16(a) filing requirements applicable to these officers, directors and greater than ten percent beneficial owners were timely met.

STOCKHOLDER PROPOSALS

Stockholders intending to submit proposals to be included in our proxy statement for our annual meeting of stockholders to be held in 2004 must send their proposals to Hugh T. Regan, Jr., Secretary (at 7 Esterbrook Lane, Cherry Hill, New Jersey 08003), not later than January 11, 2004. These proposals must relate to matters appropriate for stockholder action and be consistent with regulations of the Securities and Exchange Commission relating to stockholders' proposals in order to be considered for inclusion in our proxy statement relating to that meeting.

Stockholders intending to present proposals at our annual meeting of stockholders to be held in 2004 and not intending to have such proposals included in our next proxy statement must send their proposals to Hugh T. Regan, Jr., Secretary (at the address given above) not later than March 27, 2004. If notification of a stockholder proposal is not received by such date, management's proxies may vote, in their discretion, any and all of the proxies received in that solicitation.

ANNUAL REPORT

Our Annual Report to Stockholders for the year ended December 31, 2002 (which includes our annual report on Form 10-K, including our consolidated financial statements and consolidated financial statement schedule required to be filed with the Securities and Exchange Commission), accompanies this proxy statement. The Annual Report to Stockholders does not constitute a part of the proxy solicitation materials.

MISCELLANEOUS

Where information contained in this proxy statement rests peculiarly within the knowledge of a person other than one of our officers or directors, we have relied upon information furnished by that other person.

By Order of the Board of Directors,

/s/ Hugh T. Regan, Jr.
Hugh T. Regan, Jr.
Secretary

May 12, 2003

NTSCM-03-PS

APPENDIX B
PROXY CARD

Proxy
inTEST CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
June 11, 2003

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF inTEST CORPORATION

The undersigned, revoking any contrary proxy previously given, hereby appoints Robert E. Matthiessen and Hugh T. Regan, Jr., and each of them jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Stockholders of inTEST Corporation to be held June 11, 2003, and at any postponement or adjournment of the Annual Meeting of Stockholders, and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of inTEST Corporation held of record by the undersigned on April 25, 2003, with all the powers and authority the undersigned would possess if personally present. The undersigned confers discretionary authority by this proxy as to matters which may properly come before the meeting or any postponement or adjournment of the Annual Meeting of Stockholders and which are not known to the Board of Directors of inTEST Corporation a reasonable time before this solicitation of proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE SEVEN NOMINEES TO SERVE AS DIRECTORS AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" SUCH PROPOSAL OR "FOR" ALL NOMINEES FOR DIRECTOR.

The undersigned hereby acknowledges receipt of the proxy statement relating to the foregoing proposals.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Has your address changed?	Do you have any comments?
_________________________________________ _________________________________________ _________________________________________	_________________________________________ _________________________________________ _________________________________________

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet 1. Log on to the Internet and go to http://www.eproxyvote.com/intt 2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.	OR	Vote-by-Telephone 1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

PLEASE MARK VOTES
AS IN THIS EXAMPLE [ X ]

inTEST CORPORATION
1.	ELECTION OF DIRECTORS (Term to expire at 2004 Annual Meeting).
Nominees:	(1)	Alyn R. Holt	(5)	Stuart F. Daniels, Ph.D.
(2)	Robert E. Matthiessen	(6)	Gregory W. Slayton
(3)	Daniel J. Graham	(7)	James J. Greed, Jr.
(4)	Richard O. Endres
[ ]	FOR ALL NOMINEES	[ ]	WITHHELD FROM ALL NOMINEES
[ ] FOR ALL NOMINEES EXCEPT THOSE WHOSE NAMES ARE WRITTEN HERE: _____________________________________________________________________
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent auditors for the year ending December 31, 2003.
[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof and matters incident to the conduct of the meeting.

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.
MARK BOX AT RIGHT IF AN ADDRESS CHANGE OR COMMENT HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD			[ ]
PLEASE BE SURE TO SIGN AND DATE THIS PROXY.
Signature:____________________________	Date: ________	Signature:____________________________	Date: ________